SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                            Buffalo Wild Wings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   119848 10 9
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
     -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
        [ X ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 7 Pages

                                  SCHEDULE 13G
------------------------                                     -------------------
CUSIP No. 119848 10 9                                        Page 2 of 7 Pages
------------------------                                     -------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
   Kenneth H. Dahlberg
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*  (a) [ ]
                                                                         (b) [ ]
   *Joint Filing
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
--------------------------------------------------------------------------------
       NUMBER OF          5  SOLE VOTING POWER
         SHARES
      BENEFICIALLY           300,620 (includes 18,751 shares which may be
        OWNED BY             purchased upon exercise of currently
          EACH               exercisable options).
       REPORTING          ------------------------------------------------------
         PERSON           6  SHARED VOTING POWER
          WITH
                             666,110
                          ------------------------------------------------------
                          7  SOLE DISPOSITIVE POWER

                             300,620 (includes 18,751 shares which may be
                             purchased upon exercise of currently
                             exercisable options).
                          ------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                             666,110
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   966,730 (includes 18,751 shares which may be purchased upon exercise of currently exercisable options or warrants).
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.4%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------                                     -------------------
CUSIP No. 119848 10 9                                        Page 3 of 7 Pages
------------------------                                     -------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Carefree Capital, Inc. (41-1922477)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*  (a) [ ]
                                                                         (b) [ ]
   *Joint Filing
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Wyomimg
--------------------------------------------------------------------------------
       NUMBER OF          5  SOLE VOTING POWER
         SHARES
      BENEFICIALLY           641,110
        OWNED BY          ------------------------------------------------------
          EACH            6  SHARED VOTING POWER
       REPORTING
         PERSON              0
          WITH            ------------------------------------------------------
                          7  SOLE DISPOSITIVE POWER

                             641,110
                          ------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   641,110
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.6%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------                                     -------------------
CUSIP No. 119848 10 9                                        Page 4 of 7 Pages
------------------------                                     -------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   Carefree Capital Partners, Limited Partnership (41-1955678)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*  (a) [ ]
                                                                         (b) [ ]
   *Joint Filing
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Wyomimg
--------------------------------------------------------------------------------
       NUMBER OF          5  SOLE VOTING POWER
         SHARES
      BENEFICIALLY           619,506
        OWNED BY          ------------------------------------------------------
          EACH            6  SHARED VOTING POWER
       REPORTING
         PERSON              0
          WITH            ------------------------------------------------------
                          7  SOLE DISPOSITIVE POWER

                             619,506
                          ------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   619,506
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   7.3%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

   CO
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a)         Name of Issuer:

                  Buffalo Wild Wings, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1600 Utica Avenue South
                  Suite 700
                  Minneapolis, MN 55416

Item 2(a)         Name of Person Filing:

                  See Cover Pages, Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  1600 Utica Avenue South
                  Suite 700
                  Minneapolis, MN 55416

Item 2(c)         Citizenship:

                  See Cover Pages, Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP No.:

                  See Cover Pages

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Act.
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.
                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act of 1940.
                  (e) [ ] An investment adviser in accordance with
                          ss.240.13d-1(b)(1)(ii)(E).
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F).
                  (g) [ ] A parent holding company or control person in
                          accordance with ss.240.13d-1(b)(1)(ii)(G).
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                               Page 5 of 7 Pages

Item 4            Ownership

                  See Cover Pages, Items 5 through 11

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certifications:

                  Not applicable

Exhibits Joint Filing Agreement dated January 30, 2004 among the Reporting Persons -- incorporated by reference to Exhibit 1 to initial Schedule 13G filed February 17, 2004.


                               Page 6 of 7 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 23, 2006

                                           /s/ Kenneth H. Dahlberg
                                   ---------------------------------------------
                                   Kenneth H. Dahlberg


                                   CAREFREE CAPITAL, INC.


                                   By:     /s/ Paul R. Waldon
                                      ------------------------------------------
                                      Its: President and CEO


                                   CAREFREE CAPITAL PARTNERS,
                                           LIMITED PARTNERSHIP

                                           BY:  CAREFREE CAPITAL, INC.,
                                                  ITS GENERAL PARTNER


                                   By:      /s/ Paul R. Waldon
                                      ------------------------------------------
                                      Its:  President and CEO


                               Page 7 of 7 Pages